Exhibit 99.1

EXECUTION COPY

Highly Confidential

AMENDED AND RESTATED

STOCKHOLDER SUPPORT AND CONTINGENT SALE AGREEMENT

by and among

Protective Partners, LLC, a Delaware limited liability company, and Protective Investment Partners, LLC, a Delaware limited liability company,

each as an Offering Party,

and

Shapiro Family Investment Partnership – Nathan Share, an Illinois general partnership,

Nathan Shapiro Revocable Trust Dated 10/7/87,

NS (Florida) Associates Inc., a Florida corporation,

Daniel Shapiro,

Emily Rita Shapiro,

Steven A. Shapiro C/F Jackson Henry Shapiro UGTMAIL,

Steve Shapiro C/F Jordyn Reese Shapiro, UTMA/IL,

New Horizon (Florida) Enterprises Inc., a Florida corporation,

Daniel M. Shapiro C/F Nick E. Shapiro UTMA/IL,

Steven A. Shapiro,

Illinois Diversified Company, LLC, an Illinois limited liability company,

Norton Shapiro Revocable Trust,

Norton Shapiro 2008 Trust,

Norton Shapiro Family LLC, an Illinois limited liability company,

NSF Investment Partnership, an Illinois general partnership,

each as a Stockholder,

and

Nathan Shapiro, as an Individual Stockholder,

and

Steven Shapiro, as Stockholder Representative

Dated as of August 17, 2020

I

II

EXHIBITS

Exhibit A	Stockholders and their Ownership of Company Stock

Exhibit A-1	Schedule of Purchases by Each Offering Party

Exhibit B	Form of Closing Certificate of Offering Party

Exhibit C	Form of Closing Certificate of Stockholder

Exhibit D	Notice Addresses of the Parties

III

AMENDED AND RESTATED

STOCKHOLDER SUPPORT AND CONTINGENT SALE AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDER SUPPORT AND CONTINGENT SALE AGREEMENT, dated as of August 17, 2020 (this “Agreement”), is by and among (i) Protective Partners, LLC, a Delaware limited liability company (“PP”), Protective Investment Partners, LLC, a Delaware limited liability company (“PIP”), (each of PP and PIP being an “Offering Party” and collectively being the “Offering Parties”), and (ii) Shapiro Family Investment Partnership – Nathan Share, an Illinois general partnership, Nathan Shapiro Revocable Trust Dated 10/7/87, NS (Florida) Associates Inc., a Florida corporation, Daniel Shapiro, Emily Rita Shapiro, Steven A. Shapiro C/F Jackson Henry Shapiro UGTMAIL, Steve Shapiro C/F Jordyn Reese Shapiro UTMA/IL, New Horizon (Florida) Enterprises Inc., a Florida corporation, Daniel M. Shapiro C/F Nick E. Shapiro UTMA/IL, Steven A. Shapiro (in his capacity as a Stockholder), Illinois Diversified Company, LLC, an Illinois limited liability company, Norton Shapiro Revocable Trust, Norton Shapiro 2008 Trust, Norton Shapiro Family LLC, an Illinois limited liability company, and NSF Investment Partnership, an Illinois general partnership (each a “Stockholder” and collectively the “Stockholders”), (iii) Nathan Shapiro, as an Individual Stockholder, and (iv) Steven Shapiro, as Stockholder Representative (“Stockholder Representative”). Each Offering Party, each Stockholder, each Individual Stockholder and the Stockholder Representative are referred to herein as a “Party” and are referred to herein collectively as the “Parties.”

RECITALS

WHEREAS, as of the date hereof, the Stockholders collectively own 919,564 shares (the “Company Stock”) of the Class A Common Stock, no par value, of Protective Insurance Corporation, an Indiana Corporation (the “Company”);

WHEREAS, the Class A Common Stock of the Company is the only class or series of the Company’s Equity Interests (defined below) that is entitled to vote with respect to matters coming before the shareholders of the Company, except where holders of non-voting stock are allowed to vote pursuant to non-waivable provisions of applicable Law (defined below);

WHEREAS, the Stockholders desire to sell to the Offering Parties, and the Offering Parties desire to purchase from the Stockholders, all of the Company Stock, pursuant to an Offer that may be made by the Offering Parties as contemplated by this Agreement or, in the alternative, pursuant to a private sale, in each case subject to the terms, conditions and contingencies set forth herein; and

WHEREAS, as of April 22, 2020, the Parties entered into a Stockholder Support and Contingent Sale Agreement with respect to such matters (the “Prior Agreement”), and the Parties to the Prior Agreement, by execution of this Agreement and with one such prior Party acting pursuant to a separate consent, now desire to amend and restate, and do hereby amend, restate, and supersede and replace in its entirety, the Prior Agreement to read in full as set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

Article 1

DEFINITIONS

Section 1.1                  Certain Defined Terms. For purposes of this Agreement:

“Accredited Investors” means Persons that are “accredited investors” within the meaning of Rule 501(a) of the Securities Act.

“Acquisition Proposal” means (a) any offer or proposal for, or any indication of interest in, any of the following: (i) any direct or indirect acquisition or purchase of Equity Interests of the Company or any of its Subsidiaries; (ii) any merger, consolidation or other business combination involving or otherwise relating to the Company or any of its Subsidiaries; or (iii) any recapitalization, reorganization, sale or transfer of all or a material portion of the assets of the Company or any of its Subsidiaries, or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries, or involving any Equity Interests of the Company or any of its Subsidiaries and (b) with respect to any Stockholder, any offer or proposal for, or any indication of interest in, or any transaction that involves, any direct or indirect acquisition or purchase of, or payment or distribution of cash, securities or other items of value on account of or with respect to, all or any portion of the Equity Interests of such Stockholder or of the Company Stock held directly or indirectly by such Stockholder (excluding dividends paid by the Company in the ordinary course of business consistent with past practices).

“Action” means any claim, action, cause of action, charge, suit, inquiry, proceeding, litigation, complaint, demand, audit or investigation by or before any Governmental Authority, or any arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such first Person.

“Alternative Price Per Share” means $14.50, subject to adjustment for stock splits, stock dividends and similar events as set forth herein.

“Applicable Date” means April 22, 2020.

“BCA” means the Indiana Business Combinations Act, Indiana Code § 23-1-43-1, et. seq.

“Board of Directors” means Board of Directors of the Company.

“Book Value Per Share” means the Company’s book value per share on a fully-diluted basis as explicitly stated in a public report issued by the Company with respect to its Last Ended Quarter or, if at a time of determination the Company has not issued a public report that explicitly states its book value per share on a fully-diluted basis, then Book Value Per Share shall mean the Company’s book value per share on a fully-diluted basis for the Last Ended Quarter as determined in good faith by the Offering Parties in their sole discretion, but after consultation with the Stockholder Representative, which determination by the Offering Parties may rely upon, among other things, the Offering Parties’ due diligence investigation conducted pursuant to Section 6.4(k).

“Business” means the business currently conducted by the Company and any Subsidiary of the Company as of the date of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks in New York, New York are required or authorized by Law to be closed.

“Bylaws” means the Code of By-Laws of the Company.

“Class A Common” means the Class A Common Stock, no par value per share, of the Company, together with any securities or other property issued or paid on account of or in replacement or in exchange thereof.

“Class B Common” means the Class B Common Stock, no par value per share, of the Company, together with any securities or other property issued or paid on account of or in replacement or in exchange thereof.

“Company SEC Documents” means all registration statements, prospectuses, reports, schedules, forms, statements, certifications, and other documents and exhibits (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) that were filed with or furnished to or that were required to be filed with or furnished to the SEC by the Company under the Securities Act and the Exchange Act since January 1, 2018.

“Consent” means any notice, authorization, approval, Order, permit or consent of or with any Governmental Authority or any other Third Party.

“Contract” means any contract, agreement, commitment, lease, license, instrument, note or other arrangement between two or more Persons or a binding commitment by one Person in favor of another Person or Persons.

“Control,” including the terms “Controlled by” and “under common Control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“CSA” means the Indiana Control Shares Acquisition Act, Indiana Code § 23-1-42-1, et. seq.

“Damages” means all Liabilities and Losses.

“Directed Payment” means a payment to be made to the Offering Parties by the Stockholders in connection with a Substitute Acquisition, which payment shall be made (a) if possible, by the Stockholders directing the counterparty to, or paying agent for or with respect to, a Substitute Acquisition to make payments in the amounts required by this Agreement and consistent with the Payment Methodology to the Offering Parties upon the consummation of such Substitute Acquisition, or (b) if payment as contemplated by subsection (a) immediately above is not possible, by wire transfer made by the Stockholders to the Offering Parties in the amounts specified by this Agreement and consistent with the Payment Methodology, with such payments to be made concurrently with the Stockholders’ receipt of Gross Proceeds with respect to a Substitute Acquisition.

“Encumbrance” means any charge, claim, equitable interest, mortgage, lien (including any Tax lien), option, pledge, security interest, hypothecation, bailment, easement, encroachment, right of first refusal, right of first offer, co-sale or tag along right or obligation, drag along right or obligation, proxy, voting restriction, voting agreement, voting trust, adverse claim or other similar restriction.

“Equity Interests” mean: (a) the shares of capital stock of a corporation; (b) the general or limited partnership interests of any partnership; (c) the limited liability company membership or other ownership interest of any limited liability company; (d) the equity securities or other ownership interests of any kind of any other legal entity; or (e) any option, warrant or other right to convert into or otherwise receive any of the foregoing, in any such case, whether owned or held of record or legally or beneficially.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder and with respect thereto.

“GAAP” means United States generally accepted accounting principles and practices as in effect as of the date of this Agreement or, specifically with respect to the Company Financial Statements, the date thereof.

“General Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws affecting creditors’ rights and remedies generally.

“Governing Documents” means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws (or similar organizational documents for any entity organized or existing in any non-United States jurisdiction), (b) if a limited partnership, the limited partnership agreement and the articles or certificate of limited partnership (or similar organizational documents for any entity organized or existing in any non-United States jurisdiction), (c) if a limited liability company, the articles of organization or certificate of formation and the limited liability company agreement or operating agreement (or similar organizational documents for any entity organized or existing in any non-United States jurisdiction), (d) if any other type of entity (including any non-United States entity), the formation or organizational documents and the governing documents and (e) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any United States or foreign, federal, national, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or arbitral or judicial body.

“Gross Proceeds” means, with respect to a Substitute Acquisition, the total amount of consideration payable to the Stockholders in the aggregate for or on account of their Company Stock, including the cash value (as reasonably determined by the Offering Parties and the Stockholder Representative) of any non-cash consideration, whenever received or paid, without any deduction or other reduction, whether on account of cost basis, taxes, other costs or expenses of any kind, or otherwise.

“Individual Stockholder” shall mean each of Nathan Shapiro (although he does not own any shares of Company Stock individually), Steven Shapiro and Daniel Shapiro, individually.

“Initial Offering Party Per Share Payment” means, for each Stockholder, (a) $5.00 multiplied by (b) the number of shares of Company Stock owned or held by such Stockholder as set forth on Exhibit A, and subject to adjustment pursuant to Section 2.4.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) except as provided in the last sentence of this definition, in the case of a Party that is a natural Person, the actual knowledge of, and the knowledge that would reasonably be expected of a reasonable Person in the same circumstances and position as, such natural Person, and (b) in the case of any other Person that is not an individual, the actual knowledge of, and the knowledge that would reasonably be expected of a reasonable Person in the same circumstances and position as, the chief executive officer, chief financial officer, chief legal officer and chief compliance officer (or Persons serving in similar capacities) of such Person. Each Individual Stockholder’s Seller Group shall be deemed to have the Knowledge of such Individual Stockholder. However, with respect to Nathan Shapiro, individually, and solely with respect to any representations and warranties made or deemed to be made by him following the date of this Agreement, the term “Knowledge” shall mean his actual knowledge.

“Last Ended Quarter” means the Company’s last full fiscal quarter that ended prior to the Offer Commencement Date. For example, if the Offer Commencement Date were April 27, 2021, then the Last Ended Quarter would be the Company’s fiscal quarter that ended on March 31, 2021.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code, Order or enforceable agreement or enforceable policy of any Governmental Authority.

“Liabilities” means any debt, loss, claim, damage, demand, fine, judgment, penalty, liability, commitment or obligation of any kind or nature (whether primary or secondary, direct or indirect, known or unknown, absolute or contingent, matured or unmatured, asserted or not asserted, accrued or unaccrued, liquidated or unliquidated, presently in existence or arising hereafter, due or to become due, or otherwise), and including all costs and expenses relating thereto.

“Losses” means all damages, losses, liabilities, fees or expenses (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses in connection with any claim or litigation).

“Material Adverse Effect” means any event, state of facts, condition, change, effect or development that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a)(i) the Business of and as currently being conducted by the Company or any Stockholder or (ii) the operations, assets, condition (financial or otherwise), results of operations or Liabilities of the Company or any Stockholder, or (b) the ability of any Stockholder to perform their respective obligations under this Agreement at or prior to the date of an Alternative Closing or a Tender Offering Closing, as applicable, or to otherwise consummate the transactions contemplated hereby and thereby. Notwithstanding the foregoing, a “Material Adverse Effect” shall not include any event, state of facts, condition, change, effect or development arising out of or attributable to the disclosure or announcement of the transactions contemplated by this Agreement.

“Offer” means a tender offer conducted pursuant to the Exchange Act and the rules and regulations promulgated thereunder for all (or, with the consent of the Offering Parties and with the consent of Stockholders who hold a majority of the shares of Class A Common that are held by all Stockholders in the aggregate, such tender offer may be for less than all) of the issued and outstanding shares of Class A Common (and none of the Class B Common).

“Offer Commencement Date” means the date that the Offer is commenced by the Offering Parties or their assignees or designees under Rule 14d-2 of the Exchange Act. “Orders” means, with respect to any Person, any order, writ, injunction, judgment, decree, stipulation, ruling, determination, award or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or enforceable against such Person or its property, business or assets.

“Organization” means any corporation, partnership, joint venture or enterprise, limited liability company, limited liability partnership, syndicate, unincorporated association, trust, estate, Governmental Authority or other entity or organization, and shall include the successor (by merger or otherwise) of any entity or organization.

“Outside Date” means September 30, 2022; provided, however, if the Offer Commencement Date occurs prior to September 30, 2022, then the Outside Date shall automatically be extended to such later date as the Offer may end in the event that as of September 30, 2022 either (a) the “initial offering period” as defined by Rule 14d-1(4) promulgated under the Exchange Act has not yet ended, or (b) the Offer is extended at the discretion of the Offering Parties in accordance with Section 2.1(a) hereof.

“Person” means an individual or Organization, including any successor, by merger or otherwise, or any Governmental Authority.

“Payment Methodology” means, with respect to all payments of Termination Fee amounts payable by the Stockholders pursuant to Section 5.1(d) below, the Offering Parties shall be entitled to receive and shall receive (or, in the event funds are transmitted in lump sum, shall be deemed to have received) from each Stockholder specified on Exhibit A (and each such Stockholder agrees to pay to the Offering Parties) such Termination Fee amounts as follows: (a) in the case of the Initial Offering Party Per Share Payment, the Initial Offering Party Per Share Payment with respect to the number of shares of Company Stock held by such Stockholder as set forth on Exhibit A and subject to adjustment pursuant to Section 2.4, and (b) in the case of any additional Termination Fee amounts payable under Section 5.1(d)(iv), an amount equal to the Per Share Excess Gross Proceeds multiplied by the number of shares of Company Stock held by such Stockholder as set forth on Exhibit A and subject to adjustment pursuant to Section 2.4, with the resulting total amounts payable with respect to each Stockholder being paid by such Stockholder (i) 51% to PP or its designee, and (ii) 49% to PIP or its designee. For example, and not by way of limitation, and solely with respect to the Initial Offering Party Per Share Payment (and unless a replacement methodology for allocations of payments among the Offering Parties is specified to the Stockholders by the Offering Parties in their discretion), because Illinois Diversified Company, LLC holds 21,375 shares Company Stock as set forth on Exhibit A, the Initial Offering Party Per Share Payment, if any, to be made by Illinois Diversified Company, LLC to the Offering Parties would be $106,875 in the aggregate ($5.00 x 21,375), with 51% of such amount ($54,506.25) being paid or deemed paid by such entity to PP and with the remaining 49% of such amount being paid or deemed paid by such entity to PIP.

“Per Share Excess Gross Proceeds” means a per share amount equal to (a) the total payment of Gross Proceeds to be made to the Offering Parties in accordance with Section 5.1(d)(iv) below in the aggregate divided by (b) the total number of shares of Company Stock owned or held by all Stockholders in the aggregate as set forth on Exhibit A, and subject to adjustment pursuant to Section 2.4.

“Reimbursement Payment” means a cash payment made by the Stockholders to the Offering Parties that is equal to the following: (a) fifty percent (50%), multiplied by (b) the dollar amount of legal fees and expenses incurred by the Offering Parties in the aggregate with respect to the consideration, negotiation and analysis of the Prior Agreement, this Agreement, and all matters arising out of or ancillary thereto, including the preparation and filing of forms, schedules, exhibits, and other documents with the SEC to disclose the terms and conditions of the Prior Agreement, this Agreement, or any matters related thereto, and any matters arising out of or related to an Acquisition Proposal and Substitute Transaction, from the time period beginning upon the inception of the negotiation of the Prior Agreement among the Parties and ending upon the consummation of a Substitute Acquisition, all of which fees and expenses being documented in reasonable detail by the Offering Parties to the Stockholders (subject to redactions for privileged information and the like), and which shall include a reasonable estimate for legal fees and expenses to be incurred subsequent to the date that a Reimbursement Payment is made if a Reimbursement Payment is required to be made prior to the date upon which a Substitute Acquisition is consummated, which estimate will be trued up by the Parties promptly following the conclusion of such Substitute Acquisition.

“Representatives” means with respect to a Party, such Party’s Affiliates, directors, officers, partners, members, managers, trustees, employees, agents and advisors.

“Rights” means, with respect to the securities and other interests of and in the Company (including with respect to any such securities and interests as they are held by the Stockholders and as they would be held by the Offering Parties following the acquisition thereof): (a) the purported right of the Company to redeem securities pursuant to Article 8 of the Bylaws, (b) any other rights or obligations of the Company or any Person to redeem or repurchase any securities of the Company, or to have such securities redeemed or repurchased, and (c) any elimination, reduction or diminution of the economic or voting rights of any class or series of securities of the Company as they exist as of the date of this Agreement (including by dilution, through the authorization or issuance of any new securities (including preferred stock, convertible debt or similar securities or interests), through the reclassification of existing securities, through a recapitalization, through the grant of voting, approval or other rights to existing or newly-issued securities or the elimination or reduction of the voting rights of the existing Class A Shares with respect to any matter, through changes to the relative rights of the Class A Common and Class B Common, or otherwise.

“SEC” means United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder and with respect thereto.

“Seller Group” shall mean and include: (i) with respect to Nathan Shapiro as an Individual Stockholder, the following entities and trusts: Shapiro Family Investment Partnership – Nathan Share, an Illinois general partnership, Nathan Shapiro Revocable Trust Dated 10/7/87, NS (Florida) Associates Inc., a Florida corporation, and New Horizon (Florida) Enterprises Inc., a Florida corporation, which shall be and comprise Nathan Shapiro’s Seller Group; (ii) with respect to Steven Shapiro as an Individual Stockholder, the following custodians and entity: Steven A. Shapiro C/F Jackson Henry Shapiro UGTMAIL, Steve Shapiro C/F Jordyn Reese Shapiro UTMA/IL, and Illinois Diversified Company, LLC, an Illinois limited liability company, which shall be and comprise Steven Shapiro’s Seller Group; and (iii) with respect to Daniel Shapiro as an Individual Stockholder, the following custodian and individual: Daniel M. Shapiro C/F Nick E. Shapiro UTMA/IL and Emily Rita Shapiro, which shall be and comprise Daniel Shapiro’s Seller Group.

“Standard Price Per Share” means $18.30, subject to adjustment for stock splits, stock dividends and similar events as set forth herein.

“Stockholder Representative” means, initially, Steven Shapiro.

“Subsidiary” means, with respect to any specified Person, (a) an Organization of which fifty percent (50%) or more of the voting or capital stock (or similar Equity Interests) is, as of the time in question, directly or indirectly owned by such Person, or (b) an Organization in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such Person. For the avoidance of doubt, a Subsidiary of any Person includes direct and indirect Subsidiaries (e.g., a Subsidiary of a Subsidiary).

“Substitute Acquisition” means a transaction involving the Company that constitutes, or that arises out of or is in connection with, an Acquisition Proposal.

“Tax” or “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, capital stock, net worth, add-on minimum, escheat, registration, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, severance, stamp, documentary, transfer, occupation, premium, property or windfall profits taxes, charges, levies, fees, customs, duties or other taxes, or similar charges or assessments imposed by a Taxing Authority, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Taxing Authority” means the IRS and any other Governmental Authority (and any subdivision, agency or authority thereof) responsible for the administration, collection or imposition of any Tax.

“Third Party” means any Person other than the Offering Parties and the Stockholders.

Article 2

SALE AND PURCHASE OF SECURITIES

Section 2.1                     Sale and Purchase of the Company Stock

(a)                  On the terms and subject to the conditions contained herein, including if and only if the Standard Conditions set forth in Section 6.4 below are satisfied, some or all of the Offering Parties or their successors and/or assigns shall thereafter promptly commence (as that term is defined in Rule 14d-2 of the Exchange Act)an Offer at the Standard Price Per Share, and following such Offer being made each Stockholder agrees (i) to tender, or cause to be tendered, in the Offer, as promptly as practicable following the Offer Commencement Date, but in any event within five Business Days after the Offer Commencement Date (assuming receipt by such Stockholder of all documents or instruments required to be delivered pursuant to the terms of the Offer in accordance with Rule 14d-4 under the Exchange Act by such date, and if such materials have not been received by such date then as promptly as possible following such receipt), all of such Stockholder’s Company Stock, (ii) in connection therewith, to properly complete and timely submit all such documents, instruments and certificates required in order to properly effect the tender of such Stockholder’s Company Stock (collectively, the “Offering Documentation”), and (iii) not to withdraw, or cause to be withdrawn, such Stockholder’s Company Stock in connection with the Offer, in each case only unless and until (x) the Offer shall have been terminated prior to the closing thereof in accordance with the terms of such Offer or (y) this Agreement shall have been terminated prior to the closing of the Offer in accordance with the terms hereof. The consummation of the sale of all shares of Company Stock pursuant to an Offer that is effected pursuant to this Section 2.1(a) shall occur in accordance with the terms of such Offer (which, except as set forth in the following sentence, shall be at the discretion of the Offering Parties) and in such manner as is required by the Exchange Act and (as such may be extended, if applicable) shall be referred to herein as a “Tender Offer Closing.” The obligation of the Offering Parties to accept for payment any shares of Class A Common that are validly tendered pursuant to the Offer, and not withdrawn, will be subject to such conditions as are determined by the Offering Parties in their discretion, including the requirement that all Company Stock be properly tendered and not withdrawn pursuant to the Offer and other conditions that are common and customary in transactions such as the Offer, and the Offering Parties will not be obligated to accept any Class A Common for payment unless such conditions are met; provided, however, that the Offering Parties will not establish an additional threshold percentage requirement of the Class A Common that must be tendered in connection with such Offer in order for the Offer to be consummated (e.g., the Offering Parties will not impose a requirement that more than 50% of all Class A Common be tendered and not withdrawn in order for the Offer to the consummated). It is understood that the Offer may be extended at the discretion of the Offering Parties and that the Offering Parties may provide a subsequent offering period in accordance with Rule 14d-11 of the Exchange Act.

(b)                 On the terms and subject to the conditions contained herein, and if and only if a Tender Offer Closing does not occur on or prior to the Outside Date due to any of the conditions contemplated by Section 6.4 having not been fulfilled, including any failure of the conditions contemplated by Section 6.4 to be fulfilled that arises from or that is in connection with the Stockholders taking the actions contemplated by Section 5.1(c) hereof with respect to a Substitute Acquisition, then if the Alternative Closing Conditions set forth in Section 6.5 below are satisfied (or, with respect to Section 6.5(a) and Section 6.5(b), are waived by the Offering Parties), in consideration of the Alternative Price Per Share, on the Closing Date (as defined below) each Stockholder shall, at the individual election of each Offering Party made pursuant to Section 6.5(c), privately sell (i.e., not pursuant to a tender offer) to each such Offering Party, free and clear of all Encumbrances, the number of shares of Company Stock that are set forth under the name of such Offering Party and opposite the name of such Stockholder on Exhibit A-1 hereto. A closing effected pursuant to this Section 2.1(b) shall be an “Alternative Closing.” Nothing in this Agreement shall make or be deemed to make any Offering Party the legal or beneficial owner of the Company Stock prior to the earliest to occur of the Tender Offer Closing or the Alternative Closing.

Section 2.2                    Purchase Price for Alternative Closing. On the terms and subject to the conditions set forth herein, in consideration of the purchase of the Company Stock at an Alternative Closing, each Offering Party shall pay, or cause to be paid, to each Stockholder the Alternative Price Per Share with respect to each share of Company Stock sold by such Stockholder to such Offering Party as set forth on Exhibit A-1 hereto, with such payments to be made by wire transfer of immediately available funds pursuant to wiring instructions delivered by the Stockholders to the Offering Parties prior to the Alternative Closing.

Section 2.3                    Alternative Closing An Alternative Closing, if any, shall occur at 10:00 a.m., New York City time, three (3) Business Days after all of the Alternative Closing Conditions set forth in Section 6.5 have been satisfied (including the requirement that one or more Offering Parties provide notice of their intent to proceed to the Alternative Closing) or, with respect to Section 6.5(a) and Section 6.5(b), have been waived by the Offering Parties, or at such other time and date as may be mutually agreed in writing by all Offering Parties and the Stockholder Representative on behalf of all of the Stockholders. The date upon which an Alternative Closing occurs shall be the “Closing Date”. With the exception of stock powers and any physical stock certificates, originals of each of which must be delivered to, or at the instruction of, the Offering Parties at the Alternative Closing, the Alternative Closing shall take place by electronic exchange of documents. At the Alternative Closing, the Offering Parties and the Stockholder Representative on behalf of all of the Stockholders shall, respectively, deliver to each other (or to the Company or to the transfer agent of the Company, at the direction of the Offering Parties) all of the certificates, instruments and documents required to be delivered by such Person or any of its respective Affiliates under this Agreement in order for the conditions applicable to them to be satisfied and in order to consummate the Alternative Closing, which shall include (in the case of Company Stock that is represented by physical stock certificates) the originals of such certificates and such accompanying documents and instruments, bearing any necessary notarization or medallion guarantees, as may be required by the Company or its transfer agent, and in the case of Company Stock that is held in street name or by or through an intermediary, such instruments and documents as are necessary to effectively transfer such shares to the Offering Parties at the Alternative Closing.

Section 2.4                     Adjustments In the event of any stock dividend, stock split, reverse stock split, recapitalization, issuance of rights or similar securities, combination, reclassification (including reclassification of voting rights), or similar change in the capital structure of the Company following the date of this Agreement, all share prices and numbers of shares set forth in this Agreement, and all per share amounts and prices, including amounts of Book Value Per Share, shall be appropriately adjusted. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Company Stock and to any and all shares of capital stock or other securities, property or cash that may be issued in respect of, in exchange for, or in substitution of the Company Stock.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder, solely as to itself, himself or herself, as applicable (and not jointly with any other Stockholder), and each Individual Stockholder with respect to all Persons within such Individual Stockholder’s Seller Group, represents and warrants to each Offering Party that may be purchasing Company Stock at the Tender Offer Closing or the Alternative Closing, and with the understanding that such representations and warranties are in addition to, and not in lieu of, any representations and warranties made or required to be made by such Stockholder pursuant to the Offering Documentation, that as of the date of this Agreement or such other date as stated herein and, with respect to an Alternative Closing, as of the Closing Date or, with respect to a Tender Offer Closing, as of the Offer Commencement Date and on the date of the Tender Offer Closing, as applicable:

Section 3.1                  Organization. If the Stockholder is not a natural Person, such Stockholder has been continuously since the Applicable Date and currently is (a) an Organization duly organized or formed, validly existing and in good standing (or the equivalent thereof, where such concept is recognized) under the Laws of its jurisdiction of formation, organization or incorporation, as applicable, and has all requisite corporate or other entity power and authority to own, lease and operate its material properties and to carry on its business as it is now being conducted and (b) duly qualified or licensed to do business as a foreign corporation or other organization, and is in good standing (or the equivalent thereof, where such concept is recognized), under the Laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

Section 3.2                  Authority. Each Stockholder that is a natural person is over the age of 18 years and had and has the legal capacity to execute and deliver the Prior Agreement and this Agreement, to perform his or her obligations thereunder and hereunder and to consummate the transactions contemplated thereby and hereby. If the Stockholder is not a natural person, such Stockholder had and has all requisite power and authority to execute and deliver the Prior Agreement and this Agreement, to perform its obligations thereunder and hereunder and to consummate the transactions contemplated thereby and hereby. The execution, delivery and performance of the Prior Agreement and this Agreement by each Stockholder that is not a natural person had and has been authorized by all necessary action on the part of such Stockholder and its directors, shareholders, managers and members, as applicable. The Prior Agreement was, and this Agreement has been, duly and validly executed and delivered by the Stockholder and, subject to the due authorization, execution and delivery by the Offering Parties, the Prior Agreement was, and this Agreement will be, a valid and binding obligation of such Stockholder and each other Stockholder, enforceable against each Stockholder in accordance with their respective terms, subject to the General Enforceability Exceptions.

Section 3.3                     No Conflict; Required Filings and Consents

(a)                 The execution, delivery and performance by the Stockholder of this Agreement and the consummation of the transactions contemplated hereby does not and will not, with or without the giving of notice or passage of time or both:

(i)                 if such Stockholder is not a natural Person, conflict with or violate such Stockholder’s Governing Documents or any effective resolution of any of its directors, shareholders, managers or members;

(ii)                 conflict with or violate any Law applicable to such Stockholder or by which the Company Stock or any property or asset of such Stockholder is bound or affected; or

(iii)                to the extent that any of the following would impair the Offering Parties’ ability to acquire and own the Class A Common free and clear of all Encumbrances, or the ability of any Stockholder to enter into this Agreement or consummate the transactions contemplated by this Agreement: (A) result in any breach or violation of, or (B) constitute a default under, or give to any Person any rights of termination, acceleration, modification, cancellation or revocation of, or require any notice, consent or waiver of any Person pursuant to, or result in any loss of rights under, or result in the creation of any Encumbrance on any property or asset of such Stockholder pursuant to, any Contract to which such Stockholder is a party or by which any of its properties or assets are bound or affected or any other material licenses, filings, qualifications, franchises, permits, certificates, approvals or other similar authorizations issued by applicable Governmental Authorities necessary for the lawful conduct of such Stockholder’s business or to own or use its properties or assets as currently conducted.

(b)                 The Stockholder is not required to file, seek or obtain any Consent in connection with the execution, performance or delivery by such Stockholder of either the Prior Agreement or this Agreement.

Section 3.4                    Title. Except as hereinafter provided, the Stockholder is the holder of record and beneficially owns the aggregate number of shares of Company Stock set forth opposite such Stockholder’s name on Exhibit A attached hereto. The Stockholder has good and valid title to such Company Stock, and no shares of such Stockholder’s Company Stock have been (directly or indirectly) pledged or assigned to any Person and all such shares are held free and clear of all Encumbrances. All of such shares are identified in the footnotes set forth on Exhibit A. The Stockholders will hold title to such shares of Company Stock prior to the earliest to occur of the Tender Offer Closing or the Alternative Closing. The Stockholder has the power and authority to sell, transfer, assign and deliver such Stockholder’s Company Stock to the Offering Parties as provided in this Agreement and such delivery (subject to the terms and conditions of this Agreement and/or the Offer, as applicable, including payment for such Stockholder’s Company Stock) will convey to the applicable Offering Party good and valid title to such Stockholder’s Company Stock free and clear of all Encumbrances and restrictions on transfer (other than any restrictions on transfer imposed by federal and state securities Laws). Other than this Agreement, there are no voting trusts, irrevocable proxies, or Contracts or understandings, commitments or arrangements (written or oral or contingent or otherwise) of any character respecting a sale or transfer, to which the Stockholder is a party or is bound, with respect to the Company Stock that is reflected as being owned by such Stockholder as set forth on Exhibit A hereto.

Section 3.5                   Litigation. To the Knowledge of the Stockholder, no Action has been made or instituted, or is pending or threatened, against such Stockholder or the Company or any of their respective properties or assets that would adversely impact the ability of such Stockholder to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

Section 3.6                    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby or by the Prior Agreement for which an Offering Party may be liable based upon arrangements made by or on behalf of the Stockholder.

Section 3.7                     Disclosure

(a)                 To the Knowledge of the Stockholder, the Company SEC Documents when filed or furnished and at their respective effective times, if applicable, did not contain any untrue statement of a material fact or did not omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. From the Applicable Date through the date of this Agreement, to the Knowledge of the Stockholder, there has been and are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents and none of the Company SEC Documents is the subject of any outstanding SEC comment or investigation. To the Knowledge of the Stockholder, no Governmental Authority is investigating or auditing, or has expressed an intention of investigating or auditing, the Company, its business or its operations.

(b)                 Except (i) as reflected or reserved against in the Company’s audited balance sheet as of December 31, 2019 (or the notes thereto) included in the Company’s Annual Report on Form 10-K filed with the SEC on March 6, 2020, (ii) as reflected or reserved against in the Company’s unaudited balance sheet as of March 31, 2020 (or the notes thereto) in the Company’s Quarterly Report on Form 10-Q, and (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2020, to the Knowledge of the Stockholder, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Stockholder, except as may have been disclosed by the Stockholders to the Offering Parties in writing or except as may have been previously disclosed in the Company SEC Documents that were on file as of the date of this Agreement (excluding in any risk factor or similar disclosure set forth in the Company SEC Documents), there is no fact, circumstance, event or development that has had, or is reasonably likely to have, including with the passage of time, a Material Adverse Effect on the Company or on any Stockholder.

(c)                 To the Knowledge of the Stockholder: (i) from the Applicable Date through the date of this Agreement, the Class A Common has represented the only Equity Interests of the Company that are entitled to vote or consent with respect to matters brought before the shareholders of the Company (except with respect to matters as to which non-voting shares are entitled to vote or consent pursuant to non-waivable provisions of Law); (ii) as of December 31, 2019 and as of March 31, 2020, there were 2,603,350 shares of Class A Common issued and outstanding, and (iii) no additional shares of Class A Common have been issued by the Company since March 31, 2020. To the Knowledge of the Stockholder, the Company has no plan or intention to sell or issue, or authorize, any additional shares of Class A Common or any other Equity Interests.

(d)                 The Stockholder is aware that the United States securities Laws prohibit any Person (including each Stockholder) who has received material, non-public information with respect to transactions of the type contemplated by this Agreement from purchasing or selling securities of the Company while in possession of such information. The Stockholder has complied with such prohibitions. The Stockholder acknowledges that the Offering Parties have informed the Stockholders that if any of their respective Affiliates receive material, non-public information relating to the Offer, then the Representatives of such Affiliates should be informed of their obligations under the United States securities Laws.

Section 3.8                  No Acquisition Proposals or Solicitations. From the Applicable Date through the date hereof, (a) none of the Stockholders nor any of their respective Affiliates or Representatives have engaged in any activities, discussions or negotiations with any Person other than the Offering Parties with respect to any Acquisition Proposal or any of the actions described in Section 5.1(a)(i) through (iv) hereof, and (b) no Stockholder or Individual Stockholder has received an Acquisition Proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to an Acquisition Proposal; provided, however, the foregoing shall only apply to a Stockholder in such Stockholder’s capacity as a stockholder and not in such Stockholder’s capacity as a director of the Company.

Article 4

REPRESENTATIONS AND WARRANTIES OF OFFERING PARTIES

Each Offering Party, solely as to itself, himself or herself, as applicable (and not jointly with any other Offering Party), represents and warrants to (i) each Stockholder as of the date of this Agreement or such other date as stated herein and (ii) each Stockholder from whom such Offering Party purchases Company Stock at the Alternative Closing as of the Closing Date:

Section 4.1                  Organization. If such Offering Party is not a natural Person, such Offering Party has been continuously since the Applicable Date and currently is (a) a corporation or other legal entity duly organized or formed, validly existing and in good standing (or the equivalent thereof, where such concept is recognized) under the Laws of its jurisdiction of formation, organization or incorporation, as applicable, and has all requisite corporate or other entity power and authority to own, lease and operate its material properties and to carry on its business as it is now being conducted and (b) duly qualified or licensed to do business as a foreign corporation or other organization, and is in good standing (or the equivalent thereof, where such concept is recognized), under the Laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

Section 4.2                   Authority and Enforceability. Such Offering Party had and has all requisite company or partnership power and authority to execute and deliver the Prior Agreement and this Agreement, to perform its obligations thereunder and hereunder and to consummate the transactions contemplated thereby and hereby. The execution and delivery of, and performance by, such Offering Party of the Prior Agreement and this Agreement was and has been authorized by all necessary company or partnership action on the part of Offering Party. The Prior Agreement was, and this Agreement has been, duly and validly executed and delivered by such Offering Party and, subject to the due authorization, execution and delivery by the other parties to the Prior Agreement was, and this Agreement will be, upon due execution and delivery, a valid and binding obligation of such Offering Party, enforceable against such Offering Party in accordance with their respective terms, subject to the General Enforceability Exceptions.

Section 4.3                    No Conflict; Required Filings and Consents

(a)                 The execution, delivery and performance by Offering Party of the Prior Agreement and this Agreement and the consummation of the transactions contemplated by the Alternative Closing do not and will not, with or without the giving of notice or passage of time or both:

(i)                   if Offering Party is not a natural Person, conflict with or violate the Governing Documents of Offering Party or any effective resolution of any of its directors, managers or partners; or

(ii)                 conflict with or violate any Law applicable to Offering Party.

Section 4.4                  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby or by the Prior Agreement based upon arrangements made by or on behalf of Offering Party or any of its Affiliates.

Section 4.5                  Litigation. There is no Action pending or, to Offering Party’s Knowledge, threatened against or that affects Offering Party or its Affiliates or any of their respective properties or assets, except Actions commenced by Persons or Governmental Authorities that have not had and would not reasonably be expected to have a material and adverse effect on Offering Party’s ability to perform its obligations under the Prior Agreement or this Agreement or to consummate the transactions contemplated thereby and hereby.

Section 4.6                  Financing. Offering Party has, and at the Closing Date will have, sufficient cash resources to purchase and pay for the Company Stock to be acquired by such Offering Party as set forth on Exhibit A-1 attached hereto.

Section 4.7                  Investment Matters. If the Alternative Closing occurs, such Offering Party (a) is an Accredited Investor, (b) will acquire the Company Stock at the Alternative Closing for investment purposes only, and not with a view to, or for, any public resale or other distribution thereof and (c) acknowledges that the Company Stock acquired in the Alternative Closing may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

Article 5

Pre-CLosing COVENANTS

Section 5.1                  No Solicitations

(a)                 From the date hereof until the earliest of (x) the termination of this Agreement, (y) the Closing Date with respect to an Alternative Closing or (z) the closing date of the Tender Offer Closing, each Stockholder shall, and each Individual Stockholder with respect to all members of such Individual Stockholder’s Seller Group shall, and each shall cause each of their respective Affiliates and Representatives to cease any and all existing activities, discussions or negotiations with any Person other than the Offering Parties with respect to, and to deal exclusively with the Offering Parties and their Representatives regarding, any Acquisition Proposal and, without the prior consent of the Offering Parties, none of the Stockholders nor any Individual Stockholder with respect to all members of such Individual Stockholder’s Seller Group, in their capacity as stockholders of the Company, shall (except as provided in the proviso to this Section 5.1(a) and except as provided in Section 5.1(c)):

(i)                   solicit, initiate or otherwise engage in any negotiations, discussions or other communications with any other Person relating to any Acquisition Proposal, or consummate (or take any action that permits or allows to be consummated) any Acquisition Proposal;

(ii)                 provide or furnish information or documentation with respect to the Company or any Stockholder to any Third Party or any Representative of a Third Party regarding any Acquisition Proposal;

(iii)                enter into any negotiation of a Contract with any other Person in respect of any Acquisition Proposal; or

(iv)               (A) sell, assign, transfer (including by operation of Law), receive value on account of, lien, pledge, dispose of or otherwise encumber any of the Company Stock or otherwise agree to do any of the foregoing, (B) deposit any Company Stock into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto, (C) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Company Stock or with respect to any Acquisition Proposal, or (D) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing its obligations hereunder;

provided, however, that notwithstanding the foregoing, any Stockholder or Individual Stockholder who serves as a director of the Company (each, a “Director Stockholder”) shall not be required to refrain from approving any such action of the Company solely in his or her capacity as a director of the Company if refraining to approve such action by the Company would constitute a breach of such Director Stockholder’s fiduciary duties to the Company as a director; provided, further, however, that no such Director Stockholder will be relieved from his or her obligations as a Stockholder or Individual Stockholder hereunder, and such Director Stockholder shall remain obligated to sell such Director Stockholder’s shares of Company Stock to the Offering Parties pursuant to the terms of this Agreement.

(b)                 If, after the date of this Agreement, any Stockholder or Individual Stockholder, other than solely in their capacity as a director of the Company, receives an Acquisition Proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to an Acquisition Proposal, then, as promptly as practicable (and in any event within forty-eight (48) hours) after receipt of such Acquisition Proposal, request for nonpublic information, or inquiry that would reasonably be expected to lead to an Acquisition Proposal, such Stockholder or Individual Stockholder shall (i) provide each Offering Party with notice that it has received an Acquisition Proposal, request for nonpublic information or inquiry that would reasonably be expected to lead to an Acquisition Proposal and (ii) except as may be permitted by Section 5.1(c) below, respond to the proposing party that it is unable to consider such Acquisition Proposal or respond to such request for nonpublic information or such inquiry.

(c)                 If the Stockholders, without their prior breach of this Section 5.1 by any of them, are presented with an Acquisition Proposal by the Company or by a Third Party, or are requested by the Company or a Third Party to take any action with respect to an Acquisition Proposal, and if such Acquisition Proposal is an arm’s length proposal made by a Third Party that is not, and is not an Affiliate of, any of the Stockholders or the Company, and if the Stockholders believe in good faith that it would be beneficial to their interests and to the interests of the other equity owners of the Company if they chose to take actions with respect to such Acquisition Proposal that would otherwise be prohibited by Section 5.1(a)(i) through Section 5.1(a)(iv), including engaging in discussions with respect to such Acquisition Proposal and/or consummating the transaction contemplated by such Acquisition Proposal, then it is understood and agreed that (i) prior to taking any action that would otherwise be prohibited by Section 5.1(a)(i) through Section 5.1(a)(iv), the Stockholders shall provide notice (a “Transaction Notice”) to the Offering Parties of such fact pursuant to Section 5.1(b) above (whereupon the Offering Parties’ obligation to make an Offer pursuant to this Agreement shall be immediately and irrevocably terminated), and the Stockholders shall concurrently make the Reimbursement Payment, with half of such Reimbursement Payment being made to each of PIP and PP; (ii) upon the consummation of a Substitute Acquisition, the Stockholders shall, in addition to and not in lieu of the Reimbursement Payment, make the payments to the Offering Parties that are contemplated by Section 5.1(d) below; (iii) during the pendency of any matter as to which notice is required to be given to the Offering Parties pursuant to Section 5.1(c)(i) above, the Stockholders shall, by notice given to the Offering Parties from time to time, keep the Offering Parties reasonably informed regarding the status of such matter; and (iv) upon compliance by the Stockholders with Section 5.1(c)(i) through Section 5.1(c)(iii) above, inclusive, actions taken by the Stockholders that would otherwise be prohibited by Section 5.1(a)(i) through Section 5.1(a)(iv) shall not be deemed a breach or violation of the provisions of Section 5.1(a)(i) through Section 5.1(a)(iv).

(d)                 Upon the consummation of a Substitute Acquisition, in addition to and not in lieu of the Reimbursement Payment, and in consideration of the cancellation of the Offering Parties’ valuable rights, as set forth in Section 5.1(e) below, the Stockholders agree to pay a fee (the “Termination Fee”) to the Offering Parties, which Termination Fee will include the following fees and be calculated and paid by the Stockholders as follows:

(i)                   First, prior to and in preference to any fee under this Section 5.1(d) being paid or payable to the Offering Parties, the Stockholders shall be entitled to receive and retain Gross Proceeds until each Stockholder has received $14.50 with respect to each share of Company Stock owned or held by them, as set forth on Exhibit A and subject to adjustment as set forth in Section 2.4, it being understood that if the amount of Gross Proceeds available for payment pursuant to this Section 5.1(d)(i) is insufficient to pay such $14.50 amount to all Stockholders in full as aforesaid, then the full amount of Gross Proceeds available for payment pursuant to this Section 5.1(d)(i) shall be paid to the Stockholders pro rata in proportion to their ownership of Company Stock as set forth on Exhibit A and subject to adjustment as set forth in Section 2.4; and

(ii)                 Second, if any Gross Proceeds remain following the payment contemplated by Section 5.1(d)(i) immediately above, then prior to and in preference to any further Gross Proceeds being paid or payable to or retained by the Stockholders, a fee in an amount equal to the aggregate Initial Offering Party Per Share Payment shall be made by the Stockholders by Directed Payment to the Offering Parties, it being understood that if the amount of Gross Proceeds available for payment pursuant to this Section 5.1(d)(ii) is insufficient to pay in full to the Offering Parties a fee in an amount equal to the aggregate Initial Offering Party Per Share Payment, then an amount equal to all remaining Gross Proceeds available for payment pursuant to this Section 5.1(d)(ii) shall be paid by the Stockholders to the Offering Parties as part of the Termination Fee via Directed Payment in accordance with the Payment Methodology; and

(iii)                Third, if any Gross Proceeds remain following the payments contemplated by Section 5.1(d)(i) and Section 5.1(d)(ii) immediately above, then prior to and in preference to any further fee amounts being paid or payable to the Offering Parties, the Stockholders shall be entitled to receive and retain additional Gross Proceeds until each Stockholder has received an additional $5.00 with respect to each share of Company Stock owned or held by them, as set forth on Exhibit A and subject to adjustment as set forth in Section 2.4, it being understood that if the amount of Gross Proceeds available for payment pursuant to this Section 5.1(d)(iii) is insufficient to pay such additional $5.00 amount to all Stockholders in full as aforesaid, then the full amount of Gross Proceeds available for payment pursuant to this Section 5.1(d)(iii) shall be paid to the Stockholders pro rata in proportion to their ownership of Company Stock as set forth on Exhibit A and subject to adjustment as set forth in Section 2.4; and

(iv)               Fourth, if Gross Proceeds remain following the payment in full of the amounts contemplated by Section 5.1(d)(i), Section 5.1(d)(ii), and Section 5.1(d)(iii) above (i.e., if Gross Proceeds exceed $24.50 per share of Company Stock held by the Stockholders as set forth on Exhibit A, subject to adjustment as set forth in Section 2.4), then all such remaining Gross Proceeds shall be paid as follows: (x) a fee in an amount equal to fifty percent (50%) of all such remaining Gross Proceeds shall be paid by Directed Payment to the Offering Parties in accordance with the Payment Methodology, and simultaneously (y) fifty percent (50%) of all such remaining Gross Proceeds shall be paid to the Stockholders pro rata in proportion to their ownership of Company Stock as set forth on Exhibit A, subject to adjustment as set forth in Section 2.4.

(v)                 For the avoidance of doubt, the Termination Fee shall only be paid to the Offering Parties when Gross Proceeds are received (including by actual receipt, indirect payments, credits or payments directed to others) by the Stockholders.

(e)                 Upon the consummation of a Substitute Acquisition and timely payment in full to the Offering Parties of both the Reimbursement Amount and the amounts specified in Section 5.1(d) above, the right and option of the Offering Parties under this Agreement to cause the Stockholders to sell their Company Stock to the Offering Parties at an Alternative Closing, and the obligations of the Stockholders under this Agreement to sell their Company Stock to the Offering Parties at an Alternative Closing, shall be cancelled and terminated. If a Substitute Acquisition as to which a Transaction Notice was required to be given pursuant to Section 5.1(c) above is terminated prior to the closing thereof, is otherwise not consummated, or the negotiation thereof ceases, the Stockholders shall give written notice of the same to the Offering Parties (a “Substitute Acquisition Termination Notice”), it being understood and agreed that in such event, whenever it occurs, the obligations of the Stockholders and the Offering Parties under this Agreement shall continue as provided herein (including the right of the Offering Parties to purchase, and the Stockholders’ obligations to sell, the Company Stock at an Alternative Closing), and the thirty (30) day time period for the Offering Parties to give notice of an Alternative Closing that is set forth in Section 6.5(c)(i) shall be extended by one (1) day for each day elapsed between the date of delivery to the Offering Parties of the Transaction Notice to the date of delivery to the Offering Parties of the Substitute Acquisition Termination Notice (such extended date being the “Latest Alternative Notice Date”). For clarity and without limitation of the foregoing sentence, the provisions relating to the payment of the Termination Fee shall apply to any subsequent Substitute Acquisition as to which a Transaction Notice is required to be given pursuant to Section 5.1(c) above, and the Offering Parties’ obligation to make an Offer pursuant to this Agreement shall remain terminated in accordance with Section 5.1(c)(i), but the Offering Parties will continue to have the right to make an Offer at their discretion.

(f)                  It is understood and agreed that each Party will be responsible for the payment of such Party’s own income, capital gains and other taxes incurred with respect to any payments made pursuant to Section 5.1(d) above.

Section 5.2                  Public Announcements. The Parties agree, on behalf of themselves and their respective Affiliates and Representatives, that (i) prior to the earliest to occur of the Tender Offer Closing or the Alternative Closing, any public announcement or similar publicity with respect to or relating to this Agreement or the transactions contemplated hereby or any communications with respect thereto shall be issued solely at such time and in such manner as is determined by the Offering Parties to be consistent with their obligations under the Exchange Act and (ii) prior to and following the Tender Offer Closing or the Alternative Closing, as the case may be, any filing, public announcement or similar publicity with respect to or relating to this Agreement or the transactions contemplated hereby shall not be issued by or on behalf of a Stockholder or an Individual Stockholder without such Party providing each Offering Party prior notice of such filing, announcement or publicity with reasonable time to review and comment on the same; provided, that in the case of the foregoing clauses (i) and (ii), the foregoing shall not prohibit any Party or Affiliate or Representative thereof from making, issuing or releasing any filings with the SEC or any other Governmental Authority that such Party or Affiliate or Representative is required to make, issue or release by applicable Law.

Section 5.3                  Efforts to Close Transactions. The Stockholder Representative, on behalf of each Stockholder, agrees to use his commercially reasonable best efforts to timely satisfy all conditions and to timely obtain all approvals (including the approvals contemplated by Section 6.4 and Section 6.5 below) that are conditions precedent to the Offer and the Alternative Closing. Each Stockholder agrees to fully support all such actions by the Stockholder Representative.

Section 5.4                  Certain Further Assurances

(a)                 Without limiting the generality of anything contained in this Agreement, following the date of this Agreement, each Stockholder and Individual Stockholder (with the Stockholder Representative acting on their behalf, as applicable) shall use their commercially reasonable best efforts to: (i) take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to facilitate the consummation of the Offer and the Alternative Closing, as applicable, (ii) obtain all approvals required in connection with the Offer or the Alternative Closing, as the case may be, as soon as reasonably practicable, including at the Offering Parties’ request by participating in, facilitating and providing information with respect to all approvals required under the BCA (including with respect to the making of a good faith proposal to the Board of Directors pursuant to the BCA) and under the CSA (including with respect to the delivery of an acquiring person statement to the Company under the CSA or facilitating the amendment of the Company’s bylaws), and with respect to the repeal or modification of Article 8 of the Company’s Bylaws to make such Article 8 inapplicable to the Offer or the Alternative Closing, and the securities acquired in connection therewith, as the case may be, (iii) prepare and file as promptly as reasonably practicable all documentation to effect all other necessary notices, reports and other filings and (iv) obtain as promptly as practicable all other consents, registrations, approvals, permits and authorizations necessary to be obtained from any Third Party and/or any Governmental Authority. In no event shall the Stockholder Representative or the Offering Parties be required to file any litigation in connection with their respective obligations hereunder. Without limiting the generality of the foregoing, each Stockholder and Individual Stockholder agrees, to the extent consistent with any legally binding obligations such Party owes to the Company, to provide the Offering Parties with any information in such Party’s possession regarding the Company and such Party that is reasonably requested by the Offering Parties in connection with the Offering Parties’ due diligence investigation of the Company and its business and operations, which information may include historical information regarding the Company that is non-confidential and/or is in the public domain.

(b)                 Without limiting the generality of anything contained in this Agreement, each Stockholder, acting through the Stockholder Representative, shall (i) give the Offering Parties prompt notice of the making or commencement of any request, litigation, hearing, examination or Action with respect to the transactions contemplated by this Agreement, (ii) keep the Offering Parties reasonably informed as to the status of any such request, litigation, hearing, examination or Action, and regularly consult with and promptly inform the Offering Parties with respect to the process of obtaining the required approvals and taking the required actions under the BCA and the CSA that are contemplated by this Agreement, (iii) promptly inform the Offering Parties of any meetings or discussions with the Company or any Governmental Authority to the extent regarding the transactions contemplated by this Agreement or regarding any such request, litigation, hearing, examination or Action, and provide a copy of all written communications to or from the Company or any Governmental Authority. From the Applicable Date through the date of this Agreement, none of the circumstances referenced in the foregoing clauses (i) through (iii) of this Section 5.4(b) occurred which would have required the Stockholders to furnish the notifications or other information identified therein to the Offering Parties under the Prior Agreement. Subject to applicable Law, in advance and to the extent practicable, each Stockholder, acting through the Stockholder Representative, shall consult with the Offering consolidation, sale of all or substantially all of its stock or assets or other change in control transaction, and the Class A Common Stock shall have been and shall be publicly traded on the NASDAQ Global Market: (j) the average closing market price of the Class A Common Stock for the three days prior to the commencement of the Offer shall not be lower than the Offer Price; (k) the book value per share of the Class A Common Stock, as determined by the Offering Parties, shall be at least $21.53; (l) the Issuer shall not have taken, or announced any plan or intention of taking, any action (including the payment of dividends that exceed the type and amount of dividends paid by the Issuer in the ordinary course of business prior to the date of the Restated Contingent Sale Agreement) that would, prior to the Offer commencement date or during the pendency or upon or following the closing of the Offer, have the effect of reducing the book value per share of the Issuer; (m) the Offering Parties shall have completed their due diligence review and the results of such review shall have been satisfactory to the Offering Parties within the time frames set forth in the Restated Contingent Sale Agreement; (n) the Issuer shall have consented to the Offer and filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer containing the recommendation of the Issuer that the holders of the Class A Common Stock accept the Offer and tender their shares to the Offering Parties pursuant to the Offer (or, if the board of directors of the Issuer consents to and approves the Offer but declines to make a positive recommendation to the shareholders of the Issuer, then having the board of directors remain neutral with respect to the Offer); (o) the Issuer shall have agreed to appoint a designee of Vincent J. Dowling, Jr., as a member of the Issuer’s board of directors concurrently with and conditioned upon the closing of the Offer, provided that such appointment is not in violation of applicable law; and (p) those other conditions set forth in the Restated Contingent Sale Agreement.

In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, in connection with any request, litigation, hearing, examination or Action with respect to the transactions contemplated by this Agreement, the Stockholders shall permit the Offering Parties to be present at each meeting or conference relating to such request, litigation, hearing, examination or Action and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any meetings or discussions with any Governmental Authority, or any request, litigation, hearing, examination or Action with respect to the transactions contemplated by this Agreement. For the sake of clarity, nothing in this Agreement shall limit or prohibit the right or ability of the Offering Parties to discuss with the Company or negotiate with the Company the transactions contemplated by this Agreement.

(c)                 The Offering Parties agree to consult with the Stockholder Representative from time to time and to provide the Stockholder Representative with such reasonable non-financial assistance in connection with the Stockholder Representative’s actions under this Agreement as the Stockholder Representative may reasonably request.

(d)                 The Offering Parties agree, as and if required, to make on a timely basis all insurance regulatory filings required by applicable Law, including Forms A.

Section 5.5                Stockholder Representative

(a)                 By execution of this Agreement, each of the Stockholders, without any further action on the part of any of the Stockholders, hereby irrevocably consents to the appointment of Steven Shapiro as Stockholder Representative of each of the Stockholders and hereby designates and appoints Steven Shapiro as the attorney-in fact for and on behalf of each of the Stockholders, to serve as the sole and exclusive representative of each of the Stockholders, with respect only to the actions and matters specifically designated to be performed by the Stockholder Representative under this Agreement (the “Designated Matters”). Stockholder Representative has accepted such designation as of the date of this Agreement. Stockholder Representative is unconditionally and irrevocably authorized, directed, and empowered by each of the Stockholders to take any action Stockholder Representative deems advisable and in furtherance of the Designated Matters, and each of the Stockholders agrees to take all actions requested by Stockholder Representative that Stockholder Representative deems to be in furtherance of the foregoing, and not to take any action Stockholder Representative deems not to be in furtherance of the Designated Matters. Notwithstanding anything to the contrary contained in this Agreement, Stockholder Representative shall have no duties or responsibilities in his capacity as Stockholder Representative except with respect to the Designated Matters, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities on behalf of any of the Stockholders shall otherwise exist against Stockholder Representative. Stockholder Representative is the exclusive agent, proxy, and attorney-in-fact for each of the Stockholders, for purposes of the Designated Matters. Each Stockholder hereby grants to the Stockholder Representative a durable power of attorney (which power of attorney is coupled with an interest) with respect to the Designated Matters.

(b)                  Stockholder Representative shall promptly deliver to each of the Stockholders any notice received by Stockholder Representative on behalf of the Stockholders.

(c)                 Neither Stockholder Representative nor any agent employed by Stockholder Representative shall be liable to any of the Stockholders relating solely to the performance of Stockholder Representative’s duties under the Prior Agreement or this Agreement in its capacity as Stockholder Representative for any errors in judgment, negligence, oversight, breach of duty, or otherwise except to the extent it is finally determined in a court of competent jurisdiction that the actions taken or omitted by Stockholder Representative in such capacity constituted fraud or were taken or not taken in bad faith. Stockholder Representative shall be indemnified and held harmless by the Stockholders, jointly and severally, against all claims or losses paid or incurred in connection with any action to which Stockholder Representative is made a party solely by reason of the fact that Stockholder Representative was acting as Stockholder Representative pursuant to the Prior Agreement or this Agreement; provided, however, that Stockholder Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction that the actions taken or not taken by Stockholder Representative constituted fraud or were taken or not taken in bad faith. Stockholder Representative shall be protected against Stockholders in acting upon any notice, statement, or certificate believed by Stockholder Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter.

(d)                 Notwithstanding anything in this Section 5.5, Stockholder Representative’s protection and limitation of liability hereunder applies only to Stockholder Representative in its capacity as such and not in its capacity as a Stockholder or otherwise.

(e)                   If, for any reason, Steven Shapiro is temporarily or permanently unable or unwilling to serve as Stockholder Representative, Daniel Shapiro shall serve as Stockholder Representative. Each of the Stockholders, without any further action on the part of any of the Stockholders, hereby irrevocably consents to the appointment of Daniel Shapiro as Stockholder Representative of each of the Stockholders and hereby designates and appoints Daniel Shapiro as the attorney-in fact for and on behalf of each of the Stockholders, to serve as the sole and exclusive representative of each of the Stockholders, with respect to the Designated Matters during such time as Steven Shapiro is temporarily or permanently unable or unwilling to serve as Stockholder Representative. Daniel Shapiro, by his signature below as a Stockholder, hereby agrees to serve as Stockholder Representative if Steven Shapiro is temporarily or permanently unable or unwilling to serve as Stockholder Representative.

Article 6

CONDITIONS TO THE CLOSING ObliGationS of THE Parties

Section 6.1                  General Conditions to Closing. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the time of any applicable closing, of the following condition, which may, to the extent permitted by applicable Law, be waived in writing by any Party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such Party):

(a)                 No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits or restricts the consummation of the transactions contemplated by this Agreement.

Section 6.2                  Conditions to the Obligations of the Stockholders with respect to the Alternative Closing. The obligations of each Stockholder to consummate the Alternative Closing contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions with respect to the Offering Party that is purchasing Company Stock from such Stockholder at the Alternative Closing, as set forth on Exhibit A-1 attached hereto, any of which conditions may be waived in writing by such Stockholder in his, her or its sole discretion:

(a)                 The representations and warranties of the applicable Offering Party contained in this Agreement shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date (other than representations and warranties that are made as of a specified date, which representations and warranties shall be so true and correct as of such specified date).

(b)                 The applicable Offering Party shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it with respect to the Alternative Closing prior to or at the Alternative Closing in all material respects.

(c)                 The Stockholder Representative or one or more of the Stockholders shall have failed to comply in a material respect with one or more of their obligations pursuant to Section 5.4(a).

(d)                 Such Stockholder shall have received from the applicable Offering Party a certificate in the form of Exhibit B dated as of the Closing Date certifying as to the foregoing clauses (a) and (b), duly executed by applicable Offering Party.

Section 6.3                  Conditions to the Obligations of the Offering Parties with respect to any Transaction under this Agreement. In addition to the conditions set forth in Section 6.4 and Section 6.5 below, the obligations of each Offering Party to consummate the transactions contemplated by this Agreement, including any purchase of the Company Stock at an Alternative Closing or any requirement that any Offering Party commence and make the Offer, shall be subject to the fulfillment, at or prior to, and as of, the Closing Date in the case of the Alternative Closing or the Offer Commencement Date in the case of an Offer, of each of the following conditions with respect to the Stockholders, any of which may be waived in writing by such Offering Party (with respect to itself only) in its sole discretion:

(a)                 The representations and warranties of each Stockholder contained in this Agreement shall be true and correct at and as of the Closing Date with respect to an Alternative Closing or the Offer Commencement Date with respect to an Offer, as the case may be (other than representations and warranties that are made as of a specified date, which representations and warranties shall be so true and correct as of such specified date).

(b)                 The Stockholder Representative and each Stockholder shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Stockholder Representative or such Stockholder, as the case may be.

(c)                 Such Offering Party shall have received from each Stockholder a certificate in the form of Exhibit C dated as of the Closing Date or Offer Commencement Date, as the case may be, certifying as to the foregoing clauses (a) and (b), duly executed by each Stockholder.

(d)                 Prior to the to the Closing Date, in the case of an Alternative Closing, or the Offer Commencement Date, in the case of an Offer, the Company and the Offering Parties (i) shall have made all required filings (and shall have received final acceptances of such filings and, if applicable, the time shall have expired for the disapproval of any matter which is the subject of such filings) with all federal, state and local Governmental Authorities, including the Indiana Department of Insurance and received all approvals as required; and (ii) all hearings required by Law shall have been conducted and all final approvals shall have been issued in connection with any such hearings, in each case that are necessary or desirable to permit both the commencement and the closing of the Offer, or the Alternative Closing, as applicable, and the consummation of all other transactions contemplated by this Agreement.

Section 6.4                  Additional Conditions to the Obligations of the Offering Parties to make the Offer. The obligations of the Offering Parties to commence and make an Offer shall be subject to the fulfillment of each of the following conditions (all of which are collectively referred to as the “Standard Conditions”) on or prior to the date that is sixty (60) days prior to the Outside Date, any or all of which may be waived in the sole discretion of the Offering Parties (it being understood and agreed that the conditions to the consummation of the Offer will be, subject to the limitation set forth in Section 2.1(a) above, as set forth in the Offer and as determined at the discretion of the Offering Parties):

(a)                 The conditions set forth in Section 6.3 above shall have been and shall remain fulfilled;

(b)                 The Company shall have taken, by action of the Board of Directors, shareholders, or otherwise, all necessary action in order to render the BCA, the CSA and any Rights inapplicable (and the Offering Parties shall have concluded in their reasonable discretion that the CSA, BCA and all Rights are inapplicable) to the transactions contemplated by this Agreement and to the ownership of the Company Stock and all other shares of Class A Common purchased or to be purchased by the Offering Parties such that, among other things, (i) the Company Stock and other shares of Class A Common purchased pursuant to the Offer and all other shares of Class A Common held by Offering Parties shall represent and continue to represent voting stock of the Company as of and following the acquisition of the Company Stock and the other shares of Class A Common in the Offer by the Offering Parties (without any limitation of voting rights being imposed pursuant to the CSA), (ii) no limitation on any future business combinations involving any of the Offering Parties or their Affiliates will be imposed pursuant to the BCA, and (iii) no dissenters rights, repurchase rights or similar rights shall have been triggered or shall be triggered or shall be applicable under the CSA or in connection with the Rights or otherwise, in each case, on account of or with respect to the transactions contemplated by this Agreement;

(c)                 There shall not have occurred a Material Adverse Effect with respect to the Company or any Stockholder;

(d)                 After the date of this Agreement, no additional shares of Class A Common or other voting Equity Interests of the Company, and no rights, options or warrants with respect to any of the same, shall have been authorized or issued by the Company, or shall have been committed to be issued by the Company;

(e)                 Neither the Company, the holders of the Class B Common Stock nor the holders of any other Equity Interests shall have any right, whether under applicable Law, the Governing Documents or otherwise, to exercise any Rights in connection with or to approve (i) a tender offer with respect to the Equity Securities of the Company, including the Offer, (ii) an Alternative Closing or (iii) any other transaction by and between any of the Offering Parties or any of their Affiliates, on the one hand, and the Stockholders or the Company, on the other hand, relating to the purchase or sale of any of Equity Interests of the Company held by any of the Offering Parties or any of their Affiliates;

(f)                  There shall be no requirement or mandate under Law or imposed or sought to be imposed by any Governmental Authority, the Company or any other Person that any shares of Class B Common or any other Equity Interests, other than the Class A Common, be purchased, repurchased or acquired, directly or indirectly, in, prior to or following, or in connection with, the Offer, including by way of purchase, tender, pre- or post-closing merger or any other similar transaction, including any such purchase, repurchase or acquisition or other similar transaction by any of the Offering Parties, their designees, Affiliates or assigns, or by the Company or any other Person pursuant to any dissenter’s rights, appraisal rights, contractual rights or similar rights affecting or binding the Company or its Equity Interests;

(g)                 No Action shall have been brought seeking to prohibit, enjoin, limit or modify the Offer or any of the other transactions contemplated by this Agreement;

(h)                 The Company shall not have made or expressed its intention to make, adopt or implement, whether by amendment to its Bylaws, articles of incorporation, action of its Board of Directors or otherwise, any rights offering, poison pill, staggered board, super-majority voting requirement, stock repurchase right or obligation, golden parachute, change of control provision or payment, or similar anti-takeover measure, and the Company shall have conducted its business in the ordinary course of business and shall not have engaged in any extraordinary transactions subsequent to the date of this Agreement;

(i)                   The Company shall not have restated any financial statements or other material information included in the Company SEC Documents, and the Company shall not be subject to any material Action, audit or investigation other than those, if any, generally known to the public as of the date of this Agreement;

(j)                  From the date of this Agreement until the Offer Commencement Date (i) the Company shall have maintained its separate existence and shall not have engaged in any merger, consolidation, sale of all or substantially all of its stock or assets or other change in control transaction, and (ii) the Class A Common shall have been and shall be publicly traded on the NASDAQ Global Market. The average closing market price of the Class A Common for the three days prior to the Offer Commencement Date shall be lower than the Standard Price Per Share. The Book Value Per Share shall be determinable by the Offering Parties and, with respect to the Class A Common and all other Equity Interests of the Company, shall be at least $21.53, and the Company shall not have taken, or announced any plan or intention of taking, any action (including the payment of dividends that exceed the type and amount of dividends paid by the Company in the ordinary course of business prior to the date of this Agreement) that would, prior to the Offer Commencement date or during the pendency or upon or following the closing of the Offer, have the effect of reducing the book value per share of the Company; and

(k)                 The Company shall have provided the Offering Parties reasonably in advance of the Offer Commencement Date with access to the books, records and financial information of the Company in order to allow the Offering Parties to conduct a due diligence investigation concerning the Company’s assets, liabilities, business, prospects and results of operations, which access may include access to relevant books and records of the Company through an electronic data room, and which information shall specifically include detailed disclosure of data regarding, and forming the basis of, total and segment reserves, actuarial reports (and access to parties who prepared such reports) and other items relevant to the Offering Parties’ own determination, calculation and confirmation of their view of total and segment reserves and the Company’s Book Value Per Share, including all related assumptions, estimation techniques, and methodology (collectively, the “Reserves Disclosure”), and such information shall be timely updated during the pendency of the transactions contemplated by this Agreement in order to be accurate and complete as of the date of such review and as of the Offer Commencement Date (the “Due Diligence Review”), it being understood that if the Company denies or unreasonably limits or restricts such access or does not provide such access in a timely manner (including in a manner that allows the Offering Parties to confirm or determine the Reserves Disclosure, including the Book Value Per Share), then the Offering Parties will have no further obligation to make an Offer pursuant to this Agreement, it being further understood and agreed that if such access and information is timely provided, the Offering Parties will be allowed to decline to make an Offer pursuant to this Section 6.4(k) but only if the results of the Due Diligence Review are not Satisfactory to the Offering Parties in the Offering Parties’ Reasonable Discretion. The results of the Offering Parties’ Due Diligence Review will be deemed to be “Satisfactory to the Offering Parties in the Offering Parties’ Reasonable Discretion” unless, in connection with their Due Diligence Review, the Offering Parties discover facts, circumstances or events related to or concerning the Company that were not previously disclosed in the Company SEC Documents that were on file as of the date of this Agreement (excluding in any risk factor or similar disclosure set forth in the Company SEC Documents, but specifically including details with respect to the Reserves Disclosure, including the Book Value Per Share and the calculation thereof, that were not previously publicly disclosed) that, (i) in the reasonable discretion of the Offering Parties, are or are reasonably expected to be materially adverse to the Company’s business, operations, prospects or stock price, or (ii) additionally, and without limitation, with respect to the Reserves Disclosure (including related assumptions, estimation techniques, and methodology, and including the Book Value Per Share), that are unsatisfactory to the Offering Parties in their discretion with respect to their determination, calculation and confirmation of their view of the Company’s total and segment reserves and Book Value Per Share. If the Offering Parties determine that the results of their Due Diligence Review are not Satisfactory to the Offering Parties in the Offering Parties’ Reasonable Discretion, then they shall provide prompt written notice of such fact to the Stockholders. Nothing in this Section 6.4(k) will limit or affect the other provisions of this Section 6.4, all of which must be fulfilled in order for an Offer to be required to be made; and

(l)                   The Company shall have taken the following specific actions and any other actions that are required by the Exchange Act:

(i)                   The Company shall have consented to the Offer, and on and as of the date that the Offer documents are filed by the Offering Parties with the SEC in a manner that complies with Rule 14d-9 promulgated under the Exchange Act, the Company shall have filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements, and exhibits thereto, the “Schedule 14D-9”), which Schedule 14D-9 shall contain the recommendation of the Company that the holders of the Class A Common accept the Offer and tender their shares of Class A Common to the Offering Parties pursuant to the Offer (or, if the Board consents to and approves the Offer but is unable to take a position with respect to the Offer, then having the Board remain neutral with respect to the Offer), and the Company shall cause such Schedule 14D-9 to be disseminated to the holders of shares of Class A Common, together with the Offering Parties Offer documents, in each case as and to the extent required by applicable federal securities Laws;

(ii)                 The Company shall have furnished or cause to be furnished to the Offering Parties mailing lists, security position listings and any available listing or computer file containing the names and addresses of the record holders of the shares of Class A Common as of a date immediately prior to the Offer Commencement Date, and shall have furnished to the Offering Parties such information and assistance (including lists of holders of shares of Class A Common, updated periodically, and their addresses, mailing lists and labels of security positions) as the Offering Parties may have reasonably requested; and

(m)               The Company shall have furnished the Offering Parties with an affirmative representation in writing that (i) neither the Schedule 14D-9 nor any other document required to be filed by the Company with the SEC in connection with the Offer, nor any written information supplied by the Company for inclusion or incorporation by reference in the Offer documents by the Offering Parties will, at the respective times when the Schedule 14D-9, any such other filings by the Company, such Offer documents or any amendments or supplements thereto are filed with the SEC or are first published, given or mailed to the Company’s shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and (ii) the Schedule 14D-9 will, when filed with the SEC, comply as to form in all material respects with the provisions of the applicable federal securities Laws and the rules and regulations thereunder.

(n)                 The Company shall have agreed, pursuant to an agreement that is in form and substance satisfactory to PP, to appoint a designee of Vincent J. Dowling, Jr. as a member of the Company’s Board of Directors concurrently with and conditioned upon the Tender Offer Closing, but only if such appointment is not in violation of applicable Law.

Section 6.5                  Additional Conditions to the Obligations of Offering Parties Applicable to the Alternative Closing. The obligations of the Offering Parties to consummate the Alternative Closing (which, for the sake of clarity, shall not occur if the Offer is made and is consummated) shall be subject to the fulfillment, at or prior to the Alternative Closing, of each of the following conditions (all of which are collectively referred to as the “Alternative Closing Conditions”):

(a)                 The conditions set forth in Section 6.1 and Section 6.3 above with respect to the Alternative Closing shall have been fulfilled.

(b)                 There shall not have occurred a Material Adverse Effect with respect to either (i) any Stockholder that impairs the ability of such Stockholder to perform its obligations under this Agreement or (ii) the Company.

(c)                 One or more of the Offering Parties shall have provided one or more of the Stockholders with a written notice (the “Alternative Notice”) electing to proceed to the Alternative Closing with respect to some or all of the shares of Company Stock that are contemplated to be purchased by the Offering Parties as reflected on Exhibit A-1 (it being understood and agreed that each Offering Party shall be entitled to give or not give such notice in their sole discretion, and that an Alternative Closing shall occur only with respect to the shares of Company Stock that are the subject of such notices) by the latest of (i) thirty (30) days following the Outside Date or (ii) if applicable in connection with a Substitute Acquisition, thirty (30) days following the Latest Alternative Notice Date (the latest of such applicable dates being the “Extended Alternative Notice Date”).

Article 7

TERMINATION

Section 7.1                  Termination. This Agreement may be terminated as follows:

(a)                 by mutual written consent of all Offering Parties and the Stockholder Representative on behalf of all Stockholders;

(b)                 (i) by the Offering Parties, if the Stockholder Representative or the Stockholders (or any of them) breach or fail to perform any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a closing condition or a condition to making the Offer set forth in this Agreement and (B) cannot be or has not been cured by the earliest of the Outside Date, the Offer Commencement Date, the date that would otherwise be the date of the Tender Offer Closing, the date that would otherwise be the Closing Date or thirty (30) days following delivery of written notice of such non-compliance, breach or failure to perform or (ii) by the Stockholder Representative on behalf of all Stockholders, if the Offering Parties (or any of them) breach or fail to perform any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a closing condition or a condition to making the Offer set forth in this Agreement and (B) cannot be or has not been cured by the earlier of (x) the last day upon which an Alternative Closing could occur pursuant to this Agreement and (y) thirty (30) days following delivery of written notice of such breach or failure to perform; provided, however, that the Parties (being the Stockholder Representative on behalf of all Stockholders, on the one hand, or the Offering Parties (or any of them), on the other hand) seeking to terminate this Agreement under this Section 7.1(b) shall not have such right if such Parties (or any of them) are themselves then in material breach of this Agreement;

(c)                 by the Offering Parties, if an Alternative Closing shall not have been consummated by the date that is thirty (30) days following the Outside Date; provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Offering Parties if the Offering Parties (or any of them) are then in material breach of this Agreement or have otherwise breached this Agreement in a manner that caused or resulted in the failure of the Alternative Closing to be consummated on or before such date;

(d)                 by the Offering Parties, if the Company has taken any action, or if the Company indicates or notifies any Party that the Company will or will not take or cause to be taken any action, if such action or inaction would cause any of the Standard Conditions set forth in Section 6.4(b)-(l) to not be satisfied, or if the Company suffers any development that are would, as of the date of such development, cause any of the Standard Conditions not to be fulfilled;

(e)                 by the Stockholder Representative on behalf of all the Stockholders, on the one hand, or the Offering Parties, on the other hand, if (i) any Governmental Authority shall have issued an Order or ruling or taken any other action restraining, enjoining or otherwise prohibiting or limiting the transactions contemplated by this Agreement and such Order, ruling or other action shall be or shall have become final and non-appealable or (ii) a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (that is not of temporary effect) that restrains, enjoins, makes illegal or otherwise prohibits, limits or modifies the transactions contemplated by this Agreement;

(f)                  by the Stockholder Representative if an Alternative Closing shall not have been consummated by the date that is ninety (90) days following the Extended Alternative Notice Date unless the Offering Parties have sent an Alternative Notice prior to the Extended Alternative Notice Date, in which case the Stockholder Representative shall only have the right to terminate this Agreement if (i) the Stockholders are not then in breach of this Agreement and (ii) the Alternative Closing is either (A) finally and irrevocably terminated through no fault of the Stockholders or (B) the Offering Parties have ceased to take good faith actions to pursue the approval and consummation of the Alternative Closing, and the Offering Parties have not cured such condition within thirty (30) days following delivery of written notice stating the same that is provided to them by the Stockholder Representative; and

(g)                 automatically upon the consummation of a Substitute Acquisition and payment in full of the Reimbursement Amount and the Termination Fee.

Each Party shall give prompt written notice to the other Parties upon learning of any event, fact or circumstance that would provide another Party with a right to terminate this Agreement pursuant to this Article 7. The Party terminating this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall give prompt written notice of such termination to the other Parties.

Article 8

GENERAL PROVISIONS

Section 8.1                  Fees and Expenses. Except, if applicable, with respect to the required payment of the Reimbursement Payment pursuant to Section 5.1(c) hereof, all fees and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with or related to this Agreement and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.

Section 8.2                  Amendment and Modification; Survival. This Agreement may be amended, modified or supplemented in writing signed by all Stockholders and all Offering Parties. The representations and warranties of the Stockholders set forth in this Agreement shall survive the closing of the transactions contemplated by this Agreement until the expiration of the statute of limitations with respect to matters arising pursuant to or in connection with such representations and warranties.

Section 8.3                  Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), or shall constitute a continuing waiver unless otherwise expressly provided. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party against whom such waiver is intended to be effective.

Section 8.4                  Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) when sent, if sent by electronic mail before 5:00 p.m. on a Business Day at the location of receipt and otherwise the next following Business Day, in each case followed by delivery by next-day service by a recognized next-day courier. All notices hereunder shall be delivered to the addresses set forth on Exhibit D attached hereto, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

Section 8.5                  Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. The terms “hereof,” “herein,” “hereunder” and derivative words refer to this entire Agreement, unless the context otherwise requires. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein, and all references to this Agreement shall be deemed to include all such Exhibits and Schedules. The word “including” and words of similar import when used in this Agreement means “including, without limitation,” unless otherwise specified. References to “the transactions contemplated hereby” or “the transactions contemplated by this Agreement” shall be references to, and shall include (i) the purchase and sale of the Company Stock pursuant to this Agreement and (ii) the other transactions contemplated under this Agreement. All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided and whenever any action must be taken under this Agreement on or by a date that is not a Business Day, such action may be validly taken on or by the next day that is a Business Day.

Section 8.6                  Entire Agreement; Effect of Amendment. This Agreement (including any Exhibits and Schedules hereto) constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, among the Parties with respect to the subject matter of this Agreement (including the Prior Agreement, which this Agreement amends and restates in its entirety). Each of the Offering Parties, on the one hand, and the Stockholder Representative and each of the Stockholders, on the other hand, agree that they will not bring any Action against the other Parties with respect to a breach of a representation, warranty or covenant made by the other Parties if and only to the extent that such Action is with respect to Damages arising out of breach of such representation, warranty or covenant as such existed solely during the period between the Applicable Date and the date of this Agreement; provided, however, that no such prohibition on bringing an Action shall be applicable in the event that a Third Party brings an Action against a Party and the matters covered by such representations, warranties and covenants between the Applicable Date and the date of this Agreement are relevant to the matters, issues or Damages claimed or alleged in, or are relevant to the defense of or the liability for, such Third Party Claim. For the sake of clarity, and by way of example only, if a representation of a Party was untrue or incorrect both as of the Applicable Date and as of the date of this Agreement, nothing in this Section 8.6 will limit or restrict another Party’s ability to bring an Action with respect to the breach of such representation that occurs as of the date of this Agreement and recover all Damages that arise out of the breach of such representation.

Section 8.7                  No Third Party Beneficiaries. Nothing in this Agreement (including the Exhibits and Schedules hereto), express or implied, is intended to or shall confer upon any holder of Class A Common (other than the Stockholders) or any other Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit, cause of action or remedy of any nature under or by reason of this Agreement.

Section 8.8                  Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the State of Delaware.

Section 8.9                  Submission to Jurisdiction. Each Party, by its execution hereof, hereby irrevocably (a) submits to the exclusive jurisdiction of the courts of the Delaware Court of Chancery (or if, but only if, the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware) for the purpose of any and all Actions arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof or the transactions contemplated by this Agreement, (b) waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of improper venue or forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or any claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof may not be enforced in or by such court, (c) agrees not to commence any such Action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts (subject in each case to clause (a) of this sentence) whether on the grounds of inconvenient forum or otherwise, (d) consents to service of process in any such Action in any manner permitted by the Laws of the State of Delaware, (e) agrees that service of process made in accordance with clause (d) shall constitute good and valid service of process in any such Action and (f) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (d) or clause (e) does not constitute good and valid service of process. Notwithstanding the immediately preceding sentence, a party may commence an Action in any other court to enforce an Order issued by one of the courts described in the immediately preceding sentence.

Section 8.10               Assignment; Successors. The Offering Parties may assign and delegate, at any time or from time to time, any or all of their rights and obligations under this Agreement, in whole or in part, including their rights and/or obligations to make an Offer and/or purchase any or all of the Company Stock, to any of their Affiliates or to any entity associated with any such Offering Party or their Affiliates, provided that in the event of a breach of this Agreement by any such Affiliate or associate the Offering Party making such transfer shall remain liable for such breach. Except as set forth in the preceding sentence, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any Party without (a) the prior written consent of the Offering Parties (in the case of an assignment by a Stockholder) or (b) the prior written consent of the Stockholders (in the case of an assignment by an Offering Party), and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 8.11               Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, and each of the Parties expressly waives the defense that a remedy in damages will be adequate. No Party shall be required to provide any bond or other security in connection with any Order enforcing, or to prevent breaches of, this Agreement.

Section 8.12               Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.13               Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of Law or under public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereunder are not affected in any manner adverse to any Party. Upon such determination that any term, provision, covenant or restriction is invalid, illegal or incapable of being enforced, the Stockholders and Offering Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the end that the transactions contemplated hereunder are fulfilled in accordance with the terms hereof to the greatest extent possible.

Section 8.14               Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS AFFILIATES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS AFFILIATES SHALL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION DESCRIBED IN Section 8.9. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS Section 8.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 8.15               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 8.16               Electronic Signatures. This Agreement and any other agreement, certificate, notice or other document to be executed in connection with the transactions contemplated hereby (excluding any stock transfer power, stock certificate or other similar instrument representing Equity Interests or the transfer thereof to an Offering Party hereunder) may be executed by electronic transmission of signature (including in Adobe PDF format or by DocuSign), and any such electronically transferred signature shall constitute an original for all purposes.

Section 8.17               Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 8.18               No Presumption Against Drafting Party. The Offering Parties and the Stockholders acknowledge that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has executed and delivered, or has caused its duly authorized representative to execute and deliver, this Amended and Restated Stockholder Support and Contingent Sale Agreement as of the date first written above.

OFFERING PARTIES

Protective Partners, LLC, a Delaware limited liability company

By:	/s/ Vincent J. Dowling, Jr.
Name:	Vincent J. Dowling, Jr.
Title:	Managing Member

Protective Investment Partners, LLC, a Delaware limited liability company

By:	/s/ David P. Delaney, Jr.
Name:	David P. Delaney, Jr.
Title:	Manager

STOCKHOLDERS

Shapiro Family Investment Partnership Nathan Share, an Illinois general partnership

By:	/s/ Stephen Gray
Name:	Stephen Gray, not individually, but solely as Trustee of each of its general partners
Title:	Trustee of each of its general partners

Nathan Shapiro Revocable Trust Dated 10/7/87

By:	/s/ Lesley Beider Stillman
Name:	Lesley Beider Stillman, not individually, but solely as Co-Trustee
Title:	Co-Trustee

By:	/s/ Randy Shapiro
Name:	Randy Shapiro, not individually, but solely as Co-Trustee
Title:	Co-Trustee

[Signature Page to Amended and Restated Stockholder Support and Contingent Sale Agreement]

By:	/s/ Daniel Shapiro
Name:	Daniel Shapiro, not individually, but solely as Co-Trustee
Title:	Co-Trustee

By:	/s/ Steven S. Shapiro
Name:	Steven A. Shapiro, not individually, but solely as Co-Trustee
Title:	Co-Trustee

NS (Florida) Associates Inc., a Florida corporation

By:	/s/ Nathan Shapiro
Name:	Nathan Shapiro
Title:	Director and President

/s/ Daniel Shapiro
Daniel Shapiro

/s/ Emily Rita Shapiro
Emily Rita Shapiro

Steven A. Shapiro C/F Jackson Henry Shapiro UGTMAIL

By:	/s/ Steven A. Shapiro
Name:	Steven A. Shapiro

/s/ Steve Shapiro
Steve Shapiro C/F Jordyn Reese Shapiro UTMA/IL

New Horizon (Florida) Enterprises Inc., a Florida corporation

By:	/s/ Nathan Shapiro
Name:	Nathan Shapiro
Title:	Director and President

[Signature Page to Amended and Restated Stockholder Support and Contingent Sale Agreement]

/s/ Daniel M. Shapiro
Daniel M. Shapiro C/F Nick E. Shapiro UTMA/IL

/s/ Steven A. Shapiro
Steven A. Shapiro

Illinois Diversified Company, LLC, an Illinois limited liability company

By:	/s/ Steven A. Shapiro
Name:	Steven A. Shapiro
Title:	Manager

By:	/s/ Daniel Shapiro
Name:	Daniel Shapiro
Title:	Manager

Norton Shapiro Revocable Trust

By:	/s/ Richard Horwood
Name:	Richard Horwood
Title:	Trustee

Norton Shapiro 2008 Trust

By:	/s/ Richard Horwood
Name:	Richard Horwood
Title:	Co-Trustee

By:	/s/ Cheryl Kreiter
Name:	Cheryl Kreiter
Title:	Co-Trustee

Norton Shapiro Family LLC, an Illinois limited
liability company

By:	/s/ Richard Horwood
Name:	Richard Horwood, not individually, but solely as Trustee of the NS Family Trust #1
Title:	Manager

NSF Investment Partnership, an Illinois general partnership

By:	/s/ Richard Horwood
Name:	Richard Horwood, not individually, but solely as Trustee of each of its general partners
Title:	Trustee of each of its general partners

INDIVIDUAL STOCKHOLDER
/s/ Nathan Shapiro
Nathan Shapiro

STOCKHOLDER REPRESENTATIVE
/s/ Steven Shapiro
Steven Shapiro

[Signature Page to Amended and Restated Stockholder Support and Contingent Sale Agreement]

EXHIBIT A

Stockholders and their Ownership of Company Stock

Stockholder Name	Shares of Company Stock
Shapiro Family Investment Partnership - Nathan Share	128,410	[1]
Nathan Shapiro Revocable Trust Dated 10/7/87	274,166	[2]
NS (Florida) Associates Inc.	173,062
Daniel Shapiro	37
Emily Rita Shapiro	30
Steven A. Shapiro C/F Jackson Henry Shapiro UGTMAIL	30
Steve Shapiro C/F Jordyn Reese Shapiro UTMA/IL	10
New Horizon (Florida) Enterprises Inc.	44,859
Daniel M. Shapiro C/F Nick E. Shapiro UTMA/IL	30
Steven A. Shapiro	22,335
Illinois Diversified Company, LLC	21,375
Norton Shapiro Revocable Trust	3,277	[3]
Norton Shapiro 2008 Trust	116,019
Norton Shapiro Family LLC	7,500
NSF Investment Partnership	128,424	[4]

[1]	Of these 128,410 shares of Company Stock, 69,035 shares are currently owned by a partnership(s) which will be making a distribution of such shares to this Stockholder.
[2]	Of these 274,166 shares of Company Stock, 6,309 shares are currently owned by a partnership(s) which will be making a distribution of such shares to this Stockholder.
[3]	Of these 3,277 shares of Company Stock, 3,277 shares are currently owned by a partnership(s) which will be making a distribution of such shares to this Stockholder.
[4]	Of these 128,424 shares of Company Stock, 69,049 shares are currently owned by a partnership(s) which will be making a distribution of such shares to this Stockholder.

EXHIBIT A-1

Schedule of Purchases by Each Offering Party

	Number of shares of Company Stock to be purchased from indicated Stockholder at an Alternative Closing by Protective Partners, LLC, a Delaware limited liability company	Number of shares of Company Stock to be purchased from indicated Stockholder at an Alternative Closing by Protective Investment Partners, LLC, a Delaware limited liability company	Total
Shapiro Family Investment Partnership - Nathan Share	128,410	0	128,410
Nathan Shapiro Revocable Trust Dated 10/7/87	259,112	15,054	274,166
NS (Florida) Associates Inc.	0	173,062	173,062
Daniel Shapiro	0	37	37
Emily Rita Shapiro	0	30	30
Steven A. Shapiro C/F Jackson Henry Shapiro UGTMAIL	0	30	30
Steve Shapiro C/F Jordyn Reese Shapiro UTMA/IL	0	10	10
New Horizon (Florida) Enterprises Inc.	0	44,859	44,859
Daniel M. Shapiro C/F Nick E. Shapiro UTMA/IL	0	30	30
Steven A. Shapiro	0	22,335	22,335
Illinois Diversified Company, LLC	0	21,375	21,375
Norton Shapiro Revocable Trust	0	3,277	3,277
Norton Shapiro 2008 Trust	0	116,019	116,019
Norton Shapiro Family LLC	0	7,500	7,500
NSF Investment Partnership	0	128,424	128,424
Total:	387,522	532,042	919,564

NOTE TO THE FOREGOING TABLE:

The number of shares of Class A Common to be purchased by Protective Partners, LLC (“PP”) and Protective Investment Partners, LLC (“PIP”) as set forth above have been calculated based on the existing ownership of Class A Common by the Offering Parties as of the date of this Agreement. The number of shares to be purchased as set forth above are only with respect to an Alternative Closing. It is the intent of PP and PIP that, after such purchases at an Alternative Closing, and including any shares of Class A Common that are then owned by PP and PIP and their respective affiliates, each of PP and PIP will own immediately following the Alternative Closing, and together with their respective affiliates, an identical number of shares of Class A Common. To the extent that the ownership of Class A Common of either PP or PIP (including their respective affiliates) changes following the date of this Agreement, then the purchase obligation of such Party at the Alternative Closing shall be reduced or increased on a share for share basis with respect to Stockholders of their election, and such purchase obligation shall be reallocated to the other Party, in order to cause the resulting ownership of Class A Common immediately following the Alternative Closing to be identical among PP and its affiliates, on the one hand, and PIP and its affiliates, on the other hand. Nothing set forth above will limit or affect the right of the Offering Parties to assign or delegate their purchase and other rights as contemplated by Section 8.10 of the Agreement.

The number of shares of Class A Common to be purchased by Protective Partners, LLC (“PP”) and Protective Investment Partners, LLC (“PIP”) as set forth above have been calculated based on the ownership of Class A Common by the Offering Parties as of the date of the Prior Agreement. The number of shares to be purchased as set forth above are only with respect to an Alternative Closing. It is the intent of PP and PIP that, after such purchases at an Alternative Closing, and including any shares of Class A Common that are then owned by PP and PIP and their respective affiliates, each of PP and PIP will own immediately following the Alternative Closing, and together with their respective affiliates, an amount equal to 51% with respect to PP, and an amount equal to 49% with respect to PIP, of the total number of such shares held by PP, PIP and any of their affiliates in the aggregate. To the extent that the ownership of Class A Common of either PP or PIP (including their respective affiliates) has changed or changes following the date of the Prior Agreement, then the purchase obligation of such Party at the Alternative Closing shall be reduced or increased on a share for share basis with respect to Stockholders of their election, and such purchase obligation shall be reallocated to the other Party, in order to cause the resulting ownership of Class A Common immediately following the Alternative Closing to be consistent with the 51% and 49% amounts described above among PP and any of its affiliates, on the one hand, and PIP and any of its affiliates, on the other hand. Nothing set forth above will limit or affect the right of the Offering Parties to assign or delegate their purchase and other rights as contemplated by Section 8.10 of the Agreement.

As of the date of this Agreement the Offering Parties have agreed that purchases in the Offer shall also be allocated among and made by each of the Offering Parties pursuant to this 51%/49% methodology, provided that nothing set forth above will limit or affect the right of the Offering Parties to assign or delegate their purchase and other rights as contemplated by Section 8.10 of the Agreement.

The following Schedules and Exhibits have been omitted from this Exhibit 99.1:

Exhibit B – Form of Closing Certificate of Offering Party

Exhibit C – Form of Closing Certificate of Stockholder

Exhibit D – Notice Addresses of the Parties